Hogan & Hartson
                                     L.L.P.
                                Columbia Square
                            555 Thirteenth Street, NW
                            Washington, DC 20004-1109

                                                                   July 24, 1996





Board of Directors
CarrAmerica Realty Corporation
1700 Pennsylvania Avenue, N.W.
Washington, DC  20006

Ladies and Gentlemen:

                  We are acting as counsel to CarrAmerica Realty Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (File No. 333-04519) (the "Registration Statement") previously declared effective by the Securities and Exchange Commission relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each a "Prospectus Supplement"). This opinion letter is rendered in connection with the proposed public offering of up to 7,475,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), as described in the prospectus supplement dated July 18, 1996. This opinion letter is furnished to you at your request to be filed pursuant to Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.  An executed copy of the Registration Statement.

                  2. The Articles of Amendment and Restatement of Articles of Incorporation of the Company, as amended, as certified by the State Department of Assessment and Taxation of the State of Maryland on July 12, 1996 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  3. The Amendment and Restatement of Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

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                  4.  Executed  copies of the Purchase  Agreement dated July 18,
                      1996 among the Company and the several Underwriters named therein, for whom Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Dean Witter Reynolds Inc., J.P. Morgan Securities Inc., Prudential Securities Incorporated, Legg
                      Mason  Wood  Walker,   Incorporated,   and  Wheat,   First
                      Securities,   Inc.  are  acting  as  representatives  (the
                      "Representatives"), and the Terms Agreement dated July 18, 1996 among the Company and the Representatives relating to the purchase and sale of the Shares (collectively, the "Purchase Agreement").

                  5. Resolutions of the Board of Directors of the Company adopted on April 26, 1996 and June 25, 1996 and of the Pricing Committee of the Board of Directors dated July 18, 1996, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the filing of the Registration Statement and the issuance and sale of the Shares and arrangements in connection therewith.


                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies.

                  This opinion letter is given, and all statements herein are made, in the context of the foregoing. This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Maryland. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance of the Shares pursuant to the terms of the Purchase Agreement and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee referred to above, the Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Maryland.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date of this opinion letter, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                  We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                                          Very truly yours,



                                                          HOGAN & HARTSON L.L.P.